UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported): February 5, 2007

SRI/SURGICAL EXPRESS, INC.

(Exact Name of Registrant as specified in its Charter)

Florida	000-20997	59-3252632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12425 Racetrack Road

Tampa, Florida 33626

(Address of Principal Executive Offices)

(813) 891-9550

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Christopher S. Carlton resigned his positions as President, Chief Executive Officer and Director of SRI/Surgical Express, Inc. (“SRI” or the “Company”) effective as of February 5, 2007.

SRI has engaged a search firm, The Cassie Shipherd Group, to search for Mr. Carlton’s successor. Until it completes this search, SRI’s day-to-day operations will be managed by a Management Committee of two senior executives, Wallace D. Ruiz and D. Jon McGuire. Mr. McGuire will serve as Chairman of the Management Committee.

Mr. Ruiz is SRI’s Senior Vice President and Chief Financial Officer. Mr. McGuire, 42, has been employed by SRI since its incorporation in September 1994 and has served as SRI’s Senior Vice President of Strategic Sourcing since January 2006. Prior to January 2006, Mr. McGuire served in various sales and operational positions at SRI, including as the general manager of the largest SRI reprocessing facility. During 2006, SRI paid Mr. McGuire approximately $200,000 in total compensation. Additionally, pursuant to a Retention Agreement with SRI dated as of February 2, 2005, Mr. McGuire is entitled to receive his annual salary and health and dental benefits for six months following a termination of his employment if SRI terminates his employment for any reason other than for cause, death or disability. A copy of the Retention Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the Retention Agreement set forth above is qualified in its entirety by reference to the text of the Retention Agreement.

In consideration of his service on the Management Committee, Mr. McGuire will receive a lump sum payment of $10,000 and options to purchase 20,000 shares of SRI’s common stock. The options become exercisable ratably over a five-year term and have an exercise price equal to the fair market value of the common stock on the date of grant.

An Executive Committee of SRI’s Board of Directors consisting of two independent Directors, N. John Simmons, Jr. and James T. Boosales, will oversee the Management Committee. Mr. Simmons will serve as Chairman of the Executive Committee. Each member of the Executive Committee will receive a meeting fee of $2,000 per meeting attended. In addition, Wayne R. Peterson, who is currently a Director of SRI, will continue to provide advice on matters relating to operations and supply chain management pursuant to his existing Consulting Agreement with SRI. Mr. Peterson receives $1,000 per full day of service.

In connection with Mr. Carlton’s resignation, SRI entered into a Separation Agreement on February 5, 2007 with Mr. Carlton setting forth the terms of his resignation, including separation benefits and obligations. The Separation Agreement is effective as of seven days after February 5, 2007, unless revoked by Mr. Carlton before that date. A copy of the Separation Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The summary of the Separation Agreement set forth below is qualified in its entirety by reference to the text of the Separation Agreement.

Under the Separation Agreement, SRI and Mr. Carlton have agreed to the following principal terms:

•	SRI will continue to pay to Mr. Carlton his current base salary and fund Mr. Carlton’s participation in certain group medical and dental programs until February 5, 2008.

•	SRI will pay to Mr. Carlton a lump sum payment in the amount of $36,000 for his bonuses for 2006 and the period January 1 through February 5, 2007.

•

The Separation Agreement includes a general release by Mr. Carlton in favor of SRI and provides that Mr. Carlton will comply with the confidentiality and non-compete obligations set forth in his Employment Agreement.

SRI will take a first quarter charge of approximately $400,000 in connection with Mr. Carlton’s resignation.

Item 7.01. Regulation FD Disclosure.

On February 5, 2007, SRI issued a press release, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
10.1	Retention Agreement dated as of February 2, 2005, between SRI/Surgical Express, Inc. and D. Jon McGuire

10.2	Separation Agreement dated as of February 5, 2007, between SRI/Surgical Express, Inc. and Christopher S. Carlton

99.1	Press Release dated February 5, 2007

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRI/SURGICAL EXPRESS, INC.
(Registrant)

Dated: February 5, 2007	By:	/s/ Wallace D. Ruiz
Wallace D. Ruiz
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Retention Agreement dated as of February 2, 2005, between SRI/Surgical Express, Inc. and D. Jon McGuire

10.2	Separation Agreement dated as of February 5, 2007, between SRI/Surgical Express, Inc. and Christopher S. Carlton

99.1	Press Release dated February 5, 2007